Exhibit 5.1

April 29, 2005

GlycoGenesys, Inc.

31 St. James Avenue, 8th Floor

Boston, MA 02116

Re: Registration	Statement on Form S-3

Dear Ladies & Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-3, as amended (the “Registration Statement”), to be filed by GlycoGenesys, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration for resale under the Securities Act of 1933, as amended, of an aggregate of up to 15,544,681 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) representing: (i) an aggregate of 8,851,019 shares of Common Stock (the “Converted Shares”) issuable upon conversion or redemption of Series D preferred stock, par value $0.01 per share (the “Series D Preferred Stock”) issued (A) in a private placement by the Company completed in March and May 2005 (the “Private Placement”) or (B) issued as payment-in-kind dividends on the Series D Preferred Stock and (ii) an aggregate of 6,695,000 shares of Common Stock issuable upon exercise of warrants issued in the Private Placement (the “Warrant Shares”).

We understand that the Converted Shares and Warrant Shares may be sold from time to time for the account of certain stockholders of the Company.

We have examined and relied, to the extent we deemed necessary, on certificates of officers of the Company as to factual matters, and on such corporate records of the Company in connection with the authorization, issuance and sale of the Converted Shares and the Warrant Shares and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as photostatic copies.

Based on the foregoing, and assuming that the full consideration for each of the Warrant Shares is received by the Company in accordance with the terms of the applicable warrants and issuance of the Converted Shares upon conversion or redemption in accordance with the Company’s Certificate of Designations, Preferences and Rights of Series D Preferred Stock, it is our opinion that the Warrant Shares and the Converted Shares when issued will be, validly issued, fully paid and nonassessable.

We are members of the State Bar of New York and we express no opinion as to the applicability of, compliance with, or effect of the law of any jurisdiction other than United States federal law, the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Nevada (the “NGCL”), in each case as currently in effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement.

Very truly yours,

/s/ Torys LLP